                                                                    EXHIBIT 10.9

           AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT BETWEEN
           --------------------------------------------------------

                         BRIGHAM YOUNG UNIVERSITY AND
                         ----------------------------

                            SONIC INNOVATIONS, INC.
                            -----------------------

                               Table of Contents

                                                                            Page
                                                                            ----
1   Definitions..........................................................      2

2   Grant................................................................      2

3   Performance Criteria.................................................      4

4   Consideration........................................................      4

5   BYU's Equity Ownership of SONIC......................................      5

6   Reports and Records..................................................      6

7   Confidentiality......................................................      6

8   Export Controls......................................................      7

9   Patent Marking and Copyright Notice..................................      7

10  Patent Prosecution and Maintenance...................................      7

11  Infringement.........................................................      8

12  Warranty and Limitation of Remedy....................................      8

13  Indemnification......................................................      9

14  Termination..........................................................     10

15  Negotiations, Meditation and Arbitration.............................     11

16  Assignment...........................................................     12

17  Non Use of BYU Name..................................................     12

18  Publication..........................................................     13

19  Payment Notices and Other Communications.............................     13

20  Miscellaneous Provisions.............................................     13

                AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT
                ------------------------------------------------
                                    BETWEEN
                                    -------
                            BRIGHAM YOUNG UNIVERSITY
                            ------------------------
                                      AND
                                      ---
                            SONIC INNOVATIONS, INC.
                            -----------------------



     This Amended and Restated Exclusive License Agreement (the "Agreement") by and between BRIGHAM YOUNG UNIVERSITY, a Utah non-profit corporation and educational institution with its principle campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as "BYU") and SONIC INNOVATIONS, INC., (hereinafter referred to as "SONIC") duly organized and existing under the laws of the State of Utah and having its principle place of business located at 2795 E. Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121.

                                    RECITALS
                                    --------

     A. BYU is an owner (along with Dr. Thomas G. Stockham, Jr., the only other owner) of certain intellectual property rights (Exhibit A) and is also the sole owner of other intellectual property rights (Exhibit B) and has the right to grant licenses to these rights. These intellectual property rights consist primarily of proprietary intellectual properties and patents with applications principally related to assisting the hearing impaired, audio signal processing and providing industrial, sports and, except as previously licensed, government applications;

     B. BYU desires to have the intellectual property utilized in the public interest and is willing to grant an exclusive worldwide license to these intellectual property rights for this purpose;

     C. SONIC has represented to BYU, to induce BYU to enter into this Agreement, that SONIC has experience in the development, production, manufacture, marketing and sale of high technology based products and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the intellectual property rights within the intent of this Agreement so that public utilization will result;

     D. SONIC has already obtained exclusive worldwide rights to Dr. Stockham's ownership interest in the intellectual property (Exhibit A) subject of this Agreement; and

     E. SONIC wishes to obtain the exclusive worldwide rights to BYU's ownership interest in the intellectual property rights (Exhibits A and B) subject of this Agreement by entering into the terms and conditions of this Exclusive License Agreement with BYU.

     F. SONIC (or its predecessor entity) and BYU have previously entered into that certain Exclusive License Agreement in 1995 (the "Old 1995 Agreement") and now desire to terminate the Old 1995 Agreement and amend and restate it in its entirety in this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement the parties agree as follows:

                               TERMS OF AGREEMENT

1    Definitions

     1.1 "SONIC" shall mean SONIC INNOVATIONS, INC., and any AFFILIATE of SONIC INNOVATIONS, INC.

     1.2 "AFFILIATE" shall mean any person or entity owned or controlled directly or indirectly by SONIC or any person or other entity controlled by, controlling, or under common control with SONIC. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person or entity; whether through ownership or voting securities, by contract, agreement or otherwise.

     1.3 "LICENSED TECHNOLOGY" means and includes all of BYU's technology, trade secrets and intellectual property rights relating to signal processing technology for hearing aid, audio signal processing and hearing protection applications which has been developed by or under the direction of Dr.
Douglas M. Chabries and/or Dr. Richard Christiansen and not previously granted through any earlier license agreements with other parties, and which are listed in Exhibits A and B which are attached to this Agreement and by reference are incorporated and made part of this Agreement. Exhibit A is limited to that technology which is jointly owned by BYU and Dr. Thomas G. Stockham, Jr. Exhibit B is limited to that technology which is owned solely by BYU.

     1.4 "LICENSED PRODUCT(S)" means and includes any product or apparatus, including but not limited to such product or apparatus which is developed or enhanced in whole or in part by SONIC, the production, manufacture, sale, lease, transfer or use of which incorporates or makes use of any part of the LICENSED TECHNOLOGY. In the event such a product or apparatus forms an integral part or component of a larger and distinct product or software package, excluding other software products to which a LICENSED PRODUCT may be interfaced, such larger product or software package shall be considered a "LICENSED PRODUCT" for purposes of this Agreement.

     1.5 "LICENSED PROCESS(ES)" means and includes any process, procedure, technique, method or service which incorporates or makes use of any part of the LICENSED TECHNOLOGY. Processes, procedures, techniques, methods or services which can be performed independent of the use of any part of the LICENSED TECHNOLOGY shall specifically be excluded from the definition of LICENSED PROCESS(ES).

     1.6 "IMPROVEMENT(S)" means any invention, idea, trade secret, know-how or derivative work which is derived from or which includes any portion of or utilizes any portion of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES, whether or not patentable, copyrightable, or otherwise protectable as intellectual property which is subsequently acquired or developed by SONIC during the term of this Agreement.

2    Grant

     2.1 BYU hereby grants, to the full extent that BYU has the power to grant such rights, SONIC the exclusive worldwide right and license to utilize the LICENSED TECHNOLOGY, to develop LICENSED PRODUCTS and LICENSED PROCESSES until such time as this Agreement is terminated. This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS or LICENSED PROCESSES through an AFFILIATE or through SONIC's use of any retail outlet or distributor and shall authorize any end users' use of the LICENSED PRODUCTS and LICENSED PROCESSES sold or transferred by SONIC or its AFFILIATES, retail outlets or distributors.

     2.2 The grants provided under Subsection 2.1 include the right to grant sublicenses to make, or have made, sell, lease, or otherwise transfer LICENSED PRODUCTS and LICENSED PROCESSES. All sublicenses granted by SONIC shall be subject to the terms and conditions of this Agreement and the sublicense agreement shall have an express provision to this effect. No sublicense shall relieve SONIC of any of its obligations under this Agreement. SONIC agrees to forward to BYU a fully executed copy of each sublicense agreement within ninety
(90) days after the execution thereof, and to act as a fiduciary to protect BYU's interests in the sublicense.

     2.3 SONIC agrees that it will make reasonable attempts to enter into sublicense agreements with third parties for the utilization of the LICENSED TECHNOLOGY in fields of use other than providing auditory assistance to the hearing impaired and hearing protection. If, in the sole discretion of BYU, it determines that SONIC has not made reasonable efforts to enter into appropriate sublicense agreements, BYU shall have the right to grant such sublicenses upon providing SONIC with written notice and a ninety (90) day opportunity to cure.

     2.4 Nothing in this Agreement shall be considered as granting any rights, express or implied, in BYU's patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge not specifically defined as LICENSED TECHNOLOGY, and all such rights not expressly granted by this Agreement to SONIC are expressly reserved by BYU, and the license granted by this Agreement shall not be construed to confer any rights upon SONIC by implication, estoppel, or otherwise to any existing, new or derivative technology not specifically included in the LICENSED TECHNOLOGY.

     2.5 Notwithstanding the exclusive license granted herein, BYU, the Church Education System and The Church of Jesus Christ of Latter-day Saints specifically reserve the right to make, have made, or use the LICENSED TECHNOLOGY for their own non-commercial purposes including research, development, in-house testing, and academic or ecclesiastical uses. Furthermore, upon request by BYU, SONIC agrees to grant to BYU a non-exclusive, royalty-free right and license to use IMPROVEMENTS only for its own non-commercial purposes including research, development, in-house testing and academic or ecclesiastical uses. SONIC agrees that any time during the term of this Agreement, it will sell to current or retired full-time faculty, administrative and staff personnel of BYU and the full-time permanent employees of The Church of Jesus Christ of Latter-day Saints covered by their respective health and welfare benefits programs as then in effect for such personnel (similar to the current DMBA coverage, but in no case applicable due to temporary or part-time employment, including employment of students), LICENSED PRODUCTS or PROCESSES at the pricing offered under SONIC's Friends and Family program (or any successor or similar program). SONIC may take reasonable steps to verify qualification by such retired personnel and may employ a third-party to administer this program.

3    Performance Criteria

     3.1 SONIC shall, during the term of this Agreement, use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program designed to commercially develop the LICENSED TECHNOLOGY to its full market potential.

     3.2 SONIC shall develop a body-worn self-contained operating unit on which clinical hearing tests can be conducted using the LICENSED TECHNOLOGY by July 31, 1995.

     3.3  SONIC's failure to perform in accordance with any portion of Sections
3.1 or 3.2 of this Agreement shall be grounds for BYU to terminate this Agreement. (See Section 14 for termination procedure.)

4    Consideration

     4.1 For the rights, privileges and license granted under this Agreement, SONIC shall pay to BYU, in the manner designated below until the Agreement shall be terminated, consideration as follows:

       A. A non-refundable license fee in an amount of eighty thousand dollars ($80,000), to be paid on the following schedule:

                                  LICENSE FEE
                                  -----------

                       Date                              Amount Due $'s
                       ----                              --------------

          Upon execution of this Agreement                    $30,000
          Whichever occurs first,
           a Series B financing, or July 31, 1995             $25,000
          Whichever occurs first,
           a Series B financing, or Dec. 31, 1995             $25,000


       B. A Five-hundred thousand dollars ($500,000) license fee paid in installments on the following schedule:

               On or before:                      Dollars
               December 31, 1996                $  30,000
               December 31, 1997                $  50,000
               December 31, 1998                $  70,000
               December 31, 1999                $ 100,000
               December 31, 2000                $ 100,000
               December 31, 2001                $ 150,000

       C. SONIC will receive credit against the five-hundred thousand dollar ($500,000) license fee (Section 4.B) on a dollar for dollar basis, for research sponsored by SONIC through the BYU Office of Sponsored Research to be conducted in the Signal Processing Center or under the direction of the Director of the Signal Processing Center. BYU agrees that resulting

IMPROVEMENTS developed pursuant to this sponsored research shall be included in this Agreement. BYU also agrees that any new concepts or inventions discovered or created pursuant to this research will be provided to SONIC pursuant to an exclusive worldwide license to be negotiated in good faith between BYU and SONIC

       D. In addition, SONIC will reimburse BYU for all future obligations incurred as maintenance costs on U.S. Patents #4,872,012 and #4,977,604, and for all past and future legal and related expenses, incurred by non-BYU personnel, which are reasonably necessary to obtaining patent protection for the LICENSED TECHNOLOGY and any other BYU technologies where rights to such technologies are subsequently licensed to SONIC.

       E. A penalty in the amount equal to three percent (3%) of any payment if the payment is made more than thirty (30) days late. Interest will accrue on the payment plus the penalty from the thirtieth day after the payment was due at a rate of twelve and one-half percent (12.5%) per annum and the interest payment will be due and payable every thirty (30) days thereafter.

       4.2 Pass Through Royalties: A "pass through royalty" to be levied on all royalties, license fees and any and all other consideration of any kind or description received by SONIC or any AFFILIATE from any third party which is not an AFFILIATE, distributor, retail outlet or end user, but which is granted a sublicense, is assigned rights or receives rights from SONIC with respect to the LICENSED TECHNOLOGY to make, use, sell, lease or otherwise transfer LICENSED PRODUCTS or PROCESSES made or developed by the sublicensee, assignee or transferee. The pass through royalty shall be paid on all such license fees or consideration, which shall specifically include, but not be limited to, royalties, license issue fees, minimum royalties, equity interests or other consideration to which BYU is entitled pursuant to Paragraph 2.2 of this Agreement.

     A. The "pass through royalty" shall be fifty percent (50%) of all applicable consideration subject to the pass through royalty.


     B. Pass through royalty payments shall be payable to BYU quarterly. Such pass through royalty payments shall be based on all consideration paid during the applicable three months.

5    BYU's Equity Ownership of SONIC

     5.1 Within thirty (30) days following the execution of this Agreement, SONIC shall issue to BYU certificates of common stock securities for 184,000 shares (in addition to the 16,000 common shares already held by BYU) to bring BYU's total holding in SONIC to 200,000 common shares.

     5.2 SONIC will issue to BYU, prior to April 15, 2000 (or closing of SONIC's initial public offering, whichever is earlier), [16,575] shares of SONIC Common Stock (calculated on a pre-split basis). BYU hereby expressly waives any claim for antidilution, preemptive or similar rights pursuant to the Old 1995 Agreement. All voting rights associated with BYU's equity ownership shall be exercisable by BYU or its proxy. SONIC recognizes that BYU is in a position of minority stockholder, will not be involved in the management or operation of and will not be liable for any liabilities incurred by SONIC.

     5.3 Investment Representation: BYU hereby represents to SONIC that BYU is acquiring the common shares identified in 5.1 for investment purposes and not with the intention of immediately selling or transferring the same. BYU agrees to execute, concurrently herewith, a 180-day lock-up agreement in substantially the form attached hereto as Exhibit C.

     5.4 In the event SONIC undertakes an offering of its securities to the public or consummates a transaction with a publicly owned company, which results in the receipt of securities by SONIC or its shareholders, including BYU, then both parties shall abide by any requirements of state or federal law governing the sale of such securities, including sale of securities restrictions.

6    Reports and Records

     6.1 SONIC and AFFILIATES shall keep, at their own expense, full, true and accurate books of account showing all particulars that may be necessary for the purpose of showing the amount payable to BYU. These books of account shall be kept at SONIC's or AFFILIATE's principal place of business. These books and supporting data shall be open at all reasonable times, upon ten (10) calendar days written notice by BYU to SONIC for a period of five (5) years following the end of the calendar year to which they pertain, to the inspection by BYU or its agents for the sole purpose of verifying SONIC's payment of license fees, pass through royalties and other consideration due BYU and otherwise for compliance with this Agreement.

     6.2 SONIC, within forty-five (45) days after the first calendar quarter in which SONIC receives any sublicense revenue, shall deliver to BYU true and correct reports, giving such particulars as are necessary to allow calculation and verification of the pass through royalty amounts and other payments or consideration due to BYU during the applicable accounting period. SONIC shall continue to deliver such reports throughout the term of this Agreement. Such reports shall cover the quarters ending March 31, June 30, September 30, and December 31.

     6.3 With each such report submitted, SONIC shall pay to BYU the pass through royalties due and payable under this Agreement.

7    Confidentiality

     7.1 SONIC and BYU agree, that as each receives material provided by the other which may be marked as confidential or is so designated in writing within thirty (30) days of the receipt of the materials, that SONIC and BYU shall keep such material confidential to the same extent and in the same manner that each protects its own confidential information during the term of this Agreement and in any event for a minimum period of five (5) years after receipt of the confidential material.

     7.2 In determining whether or not information is reasonably considered to be confidential, the burden of proof shall be upon the recipient to establish by competent proof and by preponderance of the evidence that such information is nonconfidential by documenting that the information was:

     A. Already known to the recipient at the time of disclosure by SONIC or BYU, or

     B. Generally available to the public or otherwise part of the public domain at the time of its disclosure to SONIC or BYU, or

     C. Generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of SONIC or BYU in breach of this Agreement, or

     D. Subsequently, lawfully disclosed to SONIC or BYU by a third, unaffiliated party.

8    Export Controls

     It is understood that the LICENSED TECHNOLOGY may be subject to the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control ACT, as amended, and the Export Administration Act of 1979), and SONIC's obligations under this Agreement may be contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agent of the United States Government and/or written assurances by SONIC that SONIC shall not export data or commodities to certain foreign countries without prior approval of such agency. BYU neither represents that a license shall not be required nor that, if required, it shall be issued. SONIC shall observe and obey all export laws in countries in which it shall do business.

9    Patent Marking and Copyright Notice

     SONIC agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers and copyright notices. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent and/or copyright laws and practice of the country of manufacture or sale.

10   Patent Prosecution and Maintenance

     10.1 SONIC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the patent rights to any properly patentable intellectual property subject to this Agreement or to residuals, derivatives, enhancements and modifications thereto. SONIC shall diligently prosecute, file and maintain all such patent rights, patents and applications utilizing legal and technical counsel of its choice after due consultation with BYU. BYU shall cooperate with SONIC in such prosecution, filing and maintenance.

     10.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of the patent rights shall be the responsibility of SONIC.

     10.3 SONIC shall be solely responsible to pay maintenance fees for the patents as required by Title 35 of the United States Code. SONIC shall, within 30 days before such maintenance fees are due and payable, file with BYU written documentation that the fees have been paid. If such documentation is not received at least thirty days before the fee is due and payable, BYU shall have the right to pay the maintenance fees subject to reimbursement by SONIC.
SONIC shall also be
solely responsible for payment of reissue fees and other fees required to preserve the rights granted in the patent and any extensions thereto.

     10.4 THE ULTIMATE RESPONSIBILITY FOR MEETING ALL PAYMENT AND FILING DEADLINES CONCERNING ANY FORM OF INTELLECTUAL PROPERTY PROTECTION LICENSED BY THIS AGREEMENT RESTS WITH SONIC, AND SONIC SHALL HAVE NO CLAIM OF DAMAGES AGAINST BYU, ITS PERSONNEL, TRUSTEES OR STUDENTS, AND SHALL NOT CONSIDER BYU'S FAILURE TO MEET SUCH DEADLINES OR PAY SUCH FEES A BREACH OF THIS AGREEMENT.

11   Infringement

     11.1 Either party to this Agreement shall promptly in writing notify the other of any alleged infringement of the patent rights or intellectual property rights by a third party and of any available evidence of infringement.

     11.2 During the term of this Agreement, either party shall have the right, but shall not be obligated, to prosecute any infringements at its own expense and be entitled to any recovery, and, in furtherance of such right, each party hereby agrees that it may be joined as a party plaintiff in any such suit, without expense to the party initiating the suit.

     11.3 If within two (2) months after having been notified of any alleged infringement, a party does not intend on prosecuting the infringement action, it shall notify the other party of its intention not to bring suit against any alleged infringer, then, the other party shall have the right, at its own expense to prosecute a suit to remedy the infringement of the patent rights, and shall be entitled to any recovery of damages. However, if both parties intend to prosecute the infringement, all expenses shall be paid and all recoveries shared on a 50/50 basis. Either party may, for such purposes, use the name of the other as a party plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted remains in effect. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of both parties, which consent shall not be unreasonably withheld. Each party shall indemnify the other in such proceedings prosecuted solely by one party.

     11.4 In the event that a declaratory judgment action alleging invalidity or nonenforcement of any of the patent rights shall be brought either party may elect, upon notice to the other, to not defend against the declaratory action.

     11.5 In any infringement suit brought by one party, the other party shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, make its employees reasonably available to testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

12   Warranty and Limitation of Remedy

     12.1 BYU represents and warrants that, to the best of its knowledge, it is an owner and has an interest in and to the LICENSED TECHNOLOGY as described on Exhibit A;

owner of said technology is Dr. Thomas G. Stockham, Jr., and his right thereto has been assigned to SONIC in a separate agreement. BYU represents and warrants that to the best of its knowledge it is the owner of the entire right, title, and interest in and to and has the sole right to grant licenses under this Agreement to the LICENSED TECHNOLOGY as described on Exhibit B except for those rights granted to UNISYS Corporation in a license agreement dated September 27, 1990. BYU also represents that it has the lawful right to grant licenses under this Agreement in and to such LICENSED TECHNOLOGIES.

     12.2 BYU makes no representation that the manufacture, use, lease, or sale of the LICENSED TECHNOLOGY will not infringe a copyright or patent granted to others, other than to state that it knows of no such copyright, patent or other proprietary interests which would be so infringed.

     12.3 Each party represents and warrants to the other party that it has all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision and obligation of this Agreement and that neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, provisions or obligations of, or constitute a default under, any other Agreement or instrument under which each party is obligated.

     12.4 ALL WARRANTIES MADE IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS, CLAIMS ISSUED OR PENDING, OR ANY OTHER WARRANTY WHETHER EXPRESS OR IMPLIED.

     12.5 BYU will not be liable for any loss of profits or for any claim or demand against SONIC by any other party. BYU's liability, if any, for any damages to SONIC shall not exceed in any event the total license fees and pass through royalties which have been paid by SONIC to BYU during the term of this Agreement. IN NO EVENT WILL BYU BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL
           --------------------------------------------------------------
DAMAGES EVEN IF BYU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
-----------------------------------------------------------------------

13   Indemnification

     13.1 BYU shall have no liability to ultimate users of the LICENSED TECHNOLOGY or any of the LICENSED PRODUCTS and/or LICENSED PROCESSES. SONIC agrees to hold harmless and indemnify BYU and its trustees, officers, employees, agents and students against all costs, losses, and liabilities concerning any and all litigation, claims or action of any kind or description, including reasonable attorneys' fees, that may be incurred as a result of any type of defect in the LICENSED PRODUCTS or LICENSED PROCESSES, damages allegedly caused by any breach of contract by SONIC, the use or misuse of the LICENSED PRODUCTS and/or LICENSED PROCESSES resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS and/or LICENSED PROCESSES. In the event that BYU is sued as a party defendant under conditions described in this Section, SONIC agrees to defend BYU in any such action. Should any award or decree be made against BYU it shall be the obligation of SONIC to
(a) appeal the award or decree and pay the award if the award thereof is sustained on appeal, or to (b) pay such award or reach such settlement as may be warranted before or after the decision on appeal. BYU may, at its option, conduct its own defense in any such action.

     13.2 Notwithstanding the provisions of Section 13.1, if there is a reasonable possibility that this Agreement or BYU will be affected, SONIC shall immediately notify BYU of any litigation in which BYU, its officers, or its directors may be involved, and afford BYU reasonable cooperation should BYU enter the litigation.

14   Termination

     14.1 This Agreement shall continue in full force and effect from the date this Agreement is executed by the parties until terminated in accordance with the terms of the Agreement, or shall terminate upon the expiration of the latest licensed patent claims or in the event SONIC fails to sublicense some major application of the LICENSED TECHNOLOGY or use any major application of the LICENSED TECHNOLOGY in its products or processes within a period of three (3) years from the effective date of this Agreement.

     14.2 This Agreement may be terminated automatically by BYU in the event of the occurrence of any one of the following circumstances:

     A. In the event SONIC or its successor-in-interest, is ordered or adjudged bankrupt, is placed in the hands of a receiver or makes an unauthorized assignment for the benefit of creditors; or

     B. In the event that the assets of SONIC or its successor-in-interest are seized or attached in conjunction with any action brought against it by a third party creditor.

     14.3 This Agreement may be terminated upon notice by BYU to SONIC in any of the following circumstances:

     A.   In the event SONIC shall cease to carry on its business; or

     B. In the event there is a transfer or sale of SONIC's business purporting to transfer or assign this Agreement or LICENSED TECHNOLOGY contrary to the provision of Section 17 hereunder; or

     C. Disclosure of confidential information in material breach of the confidentiality provisions of this Agreement; or

     D. In the event that SONIC does not have the financial ability to perform the terms of this Agreement as determined by failing to receive a "going concern" statement by independent auditors satisfactory to BYU.

     E. In the case of a breach under Paragraph 14.3A, 14.3B, 14.3C and/or 14.3D, BYU shall have the right to terminate this Agreement upon thirty (30) days notice to SONIC. Such termination shall become effective upon the failure of SONIC to cure any such breach or default prior to the expiration of the thirty-day period.

     14.4 in the case of breach or default arising from SONIC's failure to pay BYU license fees, pass through royalties or other consideration when due and payable, BYU shall have the right to terminate this Agreement upon forty-five
(45) days notice to SONIC. Such termination shall become effective upon the failure of SONIC to cure such breach or default by paying all delinquent amounts, with applicable late charges and interest.

     14.5 In the case of any other material breach or default of this Agreement by SONIC other than those occurrences set forth in Paragraphs 14.2, 14.3 or 14.4, which shall always take precedence over any material breach or default referred to in this Section, BYU shall have the right to terminate this Agreement upon sixty (60) days notice to SONIC. Such termination shall become effective upon the failure of SONIC to cure any such breach or default prior to the expiration of the sixty-day period.

     14.6 Upon termination of this Agreement, for any reason, the parties shall not be released from any obligation that has matured prior to the effective date of the termination. SONIC and its AFFILIATES may, however, after the effective date of such termination, sell all LICENSED PRODUCTS and complete LICENSED PRODUCTS in process of manufacture at the time of such termination and sell the same.

     14.7 Upon the termination of this Agreement, SONIC shall return to BYU all computer software routines, source codes, updates, modifications and enhancements and all other materials, documents and information as may have been provided by BYU pursuant to this Agreement, which contains information which is confidential or proprietary to BYU. Notwithstanding the termination of this Agreement, SONIC shall continue to maintain the confidentiality as provided for in this Agreement with respect to the confidential information furnished to it by BYU.

     14.8 Nothing herein shall be construed to limit BYU's legal or equitable remedies in the event of a default by SONIC and subsequent termination of this Agreement by BYU.

15   Negotiations, Meditation and Arbitration

     15.1 With respect to any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, except with respect to enforcement of SONIC's payment obligations specified in Sections 4, 10 and 11 hereof, for which BYU may seek any legal or equitable remedy available through a court of competent jurisdiction, the parties agree to attempt in good faith to resolve those claims, disputes or controversies by negotiations between the parties. In the event either party believes the negotiation discussions are not likely to result in settlement, the parties must, in good faith, participate in mediation sessions with a professional mediator to be mutually selected by the parties and the expense of which is to be paid fifty percent (50%) by each party. In the event, after one or more mediation sessions, either party believes the mediation process is not likely to resolve the dispute by mutual agreement, the dispute shall be resolved by final and binding arbitration in Provo, Utah. Each party shall choose one arbitrator and these two arbitrators shall in turn select a third arbitrator, which three arbitrators shall constitute the arbitration panel. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. In the event either party believes that the arbitration process is becoming onerous or protracted, it may petition a state or federal court in the State of Utah to annex the arbitration for the purpose of establishing procedural guidelines, scheduling and to resolve other obstacles preventing the expeditious resolution of the dispute subject of the arbitration. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Utah or in the United States District Court for the District of Utah in which jurisdiction for such purposes BYU and SONIC hereby irrevocably consent and submit. The arbitration proceedings shall be conducted in all matters not specifically identified in this Agreement pursuant to the rules of the American Arbitration Association, unless otherwise expressly agreed in writing by the parties.

     15.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent subject of this Agreement shall be resolved in any court having jurisdiction.

     15.3 In the event in any arbitration proceeding any issue shall arise concerning the validity, construction or effect of any patent licensed, the arbitrators shall assume the validity of all claims as set forth in the patent. In any event, the arbitrators shall not delay the arbitration proceedings for the purpose of obtaining or permitting any party to obtain judicial resolution of such issue, unless an order staying such arbitration shall be entered by a court of competent jurisdiction. Except with reference to a prior determination by a court of competent jurisdiction, neither party shall raise any issue concerning the validity, construction or effect of any patent licensed under this Agreement in any arbitration proceeding, in any proceeding to enforce the arbitration award or in any proceeding arising out of such arbitration award.

     15.4 Nothing in this section shall be construed to waive any rights of timely performance of any obligation existing under the Agreement.

16   Assignment

     This Agreement is not assignable without the express written consent of BYU, which consent shall not be unreasonably withheld; provided, however, that SONIC, without consent, may assign or sell the same in connection with the transfer or sale of all or substantially all of its business relating to LICENSED TECHNOLOGY or LICENSED PRODUCTS or LICENSED PROCESSES in the event of a merger or consolidation with another company.

17   Non Use of BYU Name

     17.1 SONIC shall not use the name of Brigham Young University nor of any of its employees, nor any adaptation thereof, in any advertisement, promotion or sales literature without the prior written consent obtained from BYU in each case, except that SONIC may state that it is licensed by BYU.

     17.2 SONIC shall not use BYU's name, trade name, trademark or copyrights in association with any advertising or marketing of the LICENSED TECHNOLOGY or LICENSED PRODUCTS or LICENSED PROCESSES.

18   Publication

     Upon sixty (60) days notice to SONIC, BYU shall have the right to publish any academic paper, article or learned treatise and make public disclosure at professional meetings or seminars regarding any portion of the LICENSED TECHNOLOGY which has been or may be invented, conceived or developed by BYU unless the information is revealed to BYU by SONIC and is covered under Section 7 of this Agreement.

19   Payment Notices and Other Communications

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified first-class mail, postage prepaid, addressed to the receiving party at its address designated below or such address as shall be designated by written notice given to the other party.

     BYU:    Technology Transfer Office

             A-268 ASB
             Brigham Young University
             Provo, Utah  84602
             (801) 378-6266

     SONIC:  President

             SONIC INNOVATIONS, INC.
             2795 E. Cottonwood Parkway
             Salt Lake City, Utah  84121
             (801) 365-2800

20   Miscellaneous Provisions

     20.1 Independence of Parties. BYU and SONIC are independent parties engaged in independent business and neither party nor any respective agent or employee of either party shall be regarded as an agent or an employee of the other. Nothing in this Agreement shall be construed as reserving to either party the right to control the other in the conduct of its business, nor shall either party have the authority to make any promise, guarantee, warranty or reservation which will create any obligation or liability whether express or implied on behalf of the other.

     20.2 Attorneys' Fees. In the event a suit or an arbitration proceeding is commenced to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts to which such party may be entitled, shall be paid by the other party a reasonable sum for attorneys' fees and costs.

     20.3 Waiver. No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party, shall constitute a continuing waiver of such provision or a waiver of any other provisions of this Agreement.

     20.4 Governing Law. This agreement shall be interpreted and construed in accordance with the laws of the State of Utah. Venue for any legal disputes shall be in Utah County, Utah.

     20.5 Partial Invalidity. Should any Section or any part of any Section of this Agreement be held unenforceable or in conflict with the laws of any jurisdiction, the validity of the remaining Sections and Subsections shall not be effected by the invalidity of any other part of the Agreement.

     20.6 Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties and supersedes all prior agreements and understandings whether written or oral, including but not limited to the Exclusive License Agreement dated June 19, 1992, with respect to the LICENSED TECHNOLOGY. No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or waiver was sought to be enforced.

     20.7 Binding Effect. This License Agreement shall be binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties.

     20.8 Headings. The paragraph and subparagraph headings contained in this Agreement are for convenience and reference only. They are not intended to define and limit the scope of the provisions of this Agreement.

     20.9 Old 1995 Agreement. The Old 1995 Agreement is hereby terminated and made of no force or effect.

     IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective this 21/st/ day of March, 2000.

BRIGHAM YOUNG UNIVERSITY:

/s/ Gary R. Hooper                              3/21/00
________________________________________     ______________________
By: Gary R. Hooper                                Date
Associate Academic Vice President

SONIC INNOVATIONS, INC.:

/s/ Steve Wilson                                3/21/00
________________________________________     ______________________
By: Steve Wilson                                  Date
Chief Financial Officer

                                   EXHIBIT A

                              LICENSED TECHNOLOGY

     The signal processing technology for hearing aid, audio signal processing and hearing protection comprising the LICENSED TECHNOLOGY specifically includes the following:

     1. U.S. patent application, "Hearing Aid Device Incorporating Signal Processing Techniques"; S/N 08/272,927; filed July 8, 1994; inventors, Douglas M. Chabries and Thomas G. Stockham, Jr., and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of addition, improvement patents and patents of importation thereof.

     Rights to said intellectual property are owned jointly by BYU and Thomas G. Stockham, Jr. Only those rights owned by BYU are conveyed in this license agreement.

                                   EXHIBIT B

                              LICENSED TECHNOLOGY

     The signal processing technology for hearing aid, audio signal processing and hearing protection owned solely by BYU comprising the LICENSED TECHNOLOGY specifically includes the following:

     1. Patent No. 4,872,012, "Data Compression Method and Apparatus for Radar Image Formation and Like Data Processing Operations"; issued, October 3, 1998; inventor, Douglas M. Chabries.

     2. Patent No. 4,977,604, "Method and Apparatus for Processing Sampled Data Signals by Utilizing Preconvolved Quantized Vectors"; issued, December 11, 1990; except for those rights granted to UNISYS Corporation in a license agreement dated September 27, 1990 wherein UNISYS was granted, ".a royalty-free exclusive world-wide license to make, have made, use, sell, lease, or otherwise dispose of the LICENSED SUBJECT MATTER in the field of Federal Government contracting, with DOD, MOD's of U.S. Allies, and Federal agencies which shall include, but not be limited to, P.O., FAA, and NASA. UNISYS may sublicense their above rights, and any consideration from such sublicense shall belong solely to UNISYS."

     3. The technology and intellectual property rights described in the patent application in preparation, tentatively entitled, "Digital Hearing Aid"; inventors, Douglas M. Chabries, Mark W. Christiansen and Richard W. Christiansen, and any U.S. patent issuing therefrom, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of addition, improvement patents and patents of importation thereof.

                                   EXHIBIT C

                           FORM OF LOCK-UP AGREEMENT

     Sonic Innovations, Inc.

                               Lock-Up Agreement

                                April __, 2000

     Goldman, Sachs & Co.
     Deutsche Bank Securities Inc.
     Chase Securities Inc.
     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, NY 10004

     Re: Sonic Innovations, Inc. - Lock-Up Agreement
         -------------------------------------------

     Ladies and Gentlemen:

          The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Sonic Innovations, Inc., a Delaware corporation (the "Company"), providing for a public offering of the Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the "SEC").

          In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that during the period beginning from the date of the final Prospectus covering the public offering of the Shares and continuing to and including the date 180 days after the date of such final Prospectus, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of the economic interest in any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"); provided, however that such restrictions shall not apply to shares of Common Stock sold or purchased in the initial public offering; and provided, further, that such restrictions shall not apply to shares of Common Stock purchased by the undersigned in the open market following the initial public offering.

          The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

          Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any
                                                 --------  -------
such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i),
(ii), or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

          The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

                                             Very truly yours,

                                             ________________________________
                                             Exact Name of Shareholder

                                             ________________________________
                                             Authorized Signature

                                             ________________________________
                                             Title